                                 AMENDMENT NO. 3
          AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

      The Amended and Restated Master Administrative Services Agreement (the "Agreement"), dated July 1, 2004, by and between A I M Advisors, Inc., a Delaware corporation, and AIM INVESTMENT FUNDS, a Delaware statutory trust, is hereby amended as follows:

                              W I T N E S S E T H:

      WHEREAS, the parties desire to amend the Agreement to add four portfolios, AIM China Fund, AIM Enhanced Short Bond Fund, AIM International Bond Fund and AIM Japan Fund, to the Agreement;

      NOW, THEREFORE, the parties agree as follows;

      Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "APPENDIX A

                                 FEE SCHEDULE TO
          AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
                                       OF
                              AIM INVESTMENT FUNDS

        PORTFOLIOS                        EFFECTIVE DATE OF AGREEMENT
        ----------                        ---------------------------
AIM China Fund                                    March 31, 2006

AIM Developing Markets Fund                        July 1, 2004

AIM Enhanced Short Bond Fund                      March 31, 2006

AIM Global Health Care Fund                        July 1, 2004

AIM International Bond Fund                       March 31, 2006

AIM Japan Fund                                    March 31, 2006

AIM Trimark Endeavor Fund                          July 1, 2004

AIM Trimark Fund                                   July 1, 2004

AIM Trimark Small Companies Fund                   July 1, 2004

      The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*                         Net Assets
----                          ----------
0.023%                    First $1.5 billion
0.013%                    Next $1.5 billion
0.003%                    Over $3 billion

*Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000."

      All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated:  March 31, 2006

                                            A I M ADVISORS, INC.

Attest:                                     By:
        ------------------------------          -------------------------------
          Assistant Secretary                        Mark H. Williamson
                                                     President

(SEAL)

                                            AIM INVESTMENT FUNDS

Attest:                                     By:
        ------------------------------          -------------------------------
          Assistant Secretary                        Robert H. Graham
                                                     President

(SEAL)